Exhibit 23.1

CONSENT OF BAKER TILLY US, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-228501 and 333-232978 on Form S-3, and in the Registration Statements Nos. 333-207709, 333-212062, 333-218636, 333-220907, 333-249280, 333-249281 and 333-262090 on Form S-8 of Qualigen Therapeutics, Inc. of our report dated March 31, 2022, relating to the Consolidated financial statements of Qualigen Therapeutics, Inc. appearing in this report on Form 10-K of Qualigen Therapeutics, Inc. as of December 31, 2020 and March 31, 2020 and for the nine months ended December 31, 2020 and for the year ended March 31, 2020.

/s/ BAKER TILLY US, LLP

San Diego, CA

March 31, 2022